Exhibit 10.13

AMENDMENT TO THE

SWVL INC., 2019 SHARE OPTION PLAN

This Amendment (this “Amendment”) to the Swvl Inc. (the “Company”) 2019 Share Option Plan (the “2019 Plan”), as previously amended, is dated July 28, 2021. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the 2019 Plan.

WHEREAS, pursuant to Section 9 (entitled “Duration and Amendments”) of the 2019 Plan, the Board of Directors is authorized to amend the 2019 Plan.

NOW, THEREFORE, BE IT RESOLVED, the 2019 Plan is hereby amended, effective as of the date hereof, as follows:

1.	Section 5(n) (entitled “Compulsory Sale of Shares”) is hereby replaced in its entirety with the following:

“(n) Compulsory Sale of Shares. If an Optionee’s Service terminates, the Company (or such person as the Company may in its absolute discretion nominate) may, but shall not be required to, purchase at any time during the period of 12 months following the termination of the Optionee’s Service (the “Company Purchase Option”) (i) pursuant to Section 5(g) (entitled “Fraud or Dismissal for Cause”) or such Optionee’s Covenant Breach, any vested or unvested Shares acquired by such Optionee, or a transferee of an Option awarded to such Optionee, under this Option Plan, at the lower of cost and the Fair Market Value of such Share, and (ii) other than pursuant to the foregoing clause (i), any unvested Shares acquired by an Optionee, or a transferee of an Option awarded to such Optionee, under this Option Plan, at the Fair Market Value of such Share, unless such Fair Market Value is lower than cost, in which case such repurchase shall be at cost. In the event the Company (or such person as the Company may in its absolute discretion nominate) exercises the Company Purchase Option, the Optionee shall be obliged to sell such Shares to the Company and to sign all such documents as may be required to give effect to such sale. Notwithstanding anything to the contrary in this Section 5(n), the Company Purchase Option or similar right set forth in any Share Option Award Agreement or other award agreement entered into pursuant to this Option Plan may only be exercised prior to the consummation of a Corporate Transaction.”

2.	The following shall be added as Section 5(o) of the 2019 Plan:

“(o) Termination Prior to a Corporate Transaction. Notwithstanding anything to the contrary in any Share Option Award Agreement or other award agreement entered into pursuant to this Option Plan, to the extent an Optionee’s Service terminates (other than by reason of fraud or for cause pursuant to Section 5(g) (entitled

“Fraud or Dismissal for Cause”)) prior to a Corporate Transaction, any Option that is vested and held by such Optionee as of termination of the Optionee’s Service shall remain outstanding until the three-month anniversary (the “Corporate Transaction Termination Event”) of such Corporate Transaction unless forfeited before such Corporate Transaction Termination Event due to the earliest of (i) such Optionee’s termination by reason of fraud or for cause pursuant to Section 5(g) (entitled “Fraud or Dismissal for Cause”), (ii) such Optionee’s Covenant Breach and (iii) expiration date of such Option as set forth in Section 5(e) (entitled “Basic Term”). For the avoidance of doubt, no Option held by an Optionee whose Service terminates prior to a Corporate Transaction shall be forfeited pursuant to Section 5(f) (entitled “Termination of Service (Except by Death)”) or Section 5(h) (entitled “Death of Optionee”) until the earliest of (x) the expiration date of such Option as set forth in Section 5(e) (entitled “Basic Term”), (y) a Corporate Transaction Termination Event and (z) the Optionee’s Covenant Breach.”

3.	Section 6(c) (entitled “Promissory Note”) is hereby amended by adding the following as a third sentence to such section:

“Notwithstanding anything to the contrary in the immediately preceding two sentences, no portion of the Exercise Price of Shares issued under the Option Plan may be paid with a full-recourse promissory note if (i) any shares of the Company are traded on an internationally-recognized public stock market or exchange (including NASDAQ and the New York Stock Exchange), including as a result of a Corporate Transaction or (ii) such a note would otherwise result in a violation of Section 402 of the U.S. Sarbanes-Oxley Act of 2002, as amended from time to time.”

4.	The following shall be added to Section 10 (entitled “Definitions”) of the 2019 Plan:

‘“Corporate Transaction’ means any of the transactions referenced in Section 7(b) (entitled ‘Corporate Transactions’) of this Option Plan, consisting, for the avoidance of doubt, of a transaction whereby the Company is party to (a) a merger or consolidation or sale, in each case, involving all or substantially all of the Company’s shares or assets, or (b) an initial public offering of the Company (including as a result of a merger, combination or consolidation with a special purpose acquisition company or other transaction pursuant to which shares of the Company or an entity that wholly owns the Company become traded on an internationally-recognized public stock market or exchange (including NASDAQ and the New York Stock Exchange), whether through direct listing or otherwise).

‘Covenant Breach’ means an Optionee’s material breach of any restrictive covenant (including, but not limited to, any non-solicitation, non-competition and confidentiality covenant) set forth in any employment agreement or other written agreement by and between the Optionee and the Company or any of its Subsidiaries.”

5.	Exhibit A to the 2019 Plan is replaced in its entirety with Exhibit A to this Amendment.

6.

Any Option that was previously vested and deemed expired under the 2019 Plan, but which would have remained outstanding due to Section 2 of this Amendment, shall remain outstanding without giving any effect to such deemed expiration.

7.	In all other respects, the 2019 Plan shall remain unchanged except as set forth in this Amendment.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Company has executed the Amendment as of the date first written above.

SWVL INC.

By	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Chief Executive Officer

Exhibit A

Shares Reserved for Issuance Under the Swvl Inc. 2019 Share Option Plan

6,115 Common Shares B are authorized to be issued under Swvl Inc. 2019 Share Option Plan.